Statement of Additional Information Supplement
John Hancock CQS Asset Backed Securities Fund
John Hancock CQS Multi Asset Credit Fund
John Hancock Marathon Asset-Based Lending Fund
Manulife Private Credit Plus Fund (each, a fund, and collectively, the funds)
Supplement dated June 18, 2026 to the current Statement of Additional Information, as may be supplemented (the SAI)
At a meeting of shareholders held on June 18, 2026, each fund’s shareholders elected Kristie M. Feinberg and Frances G. Rathke to serve as Non-Independent Trustee and Independent Trustee, respectively, of the funds effective June 22, 2026 (the Effective Date). As of the Effective Date, Andrew G. Arnott will resign as Non-Independent Trustee, and accordingly, all references to Mr. Arnott as a current Non-Independent Trustee will be removed from each SAI. Additionally, it is anticipated that Grace K. Fey will retire as Independent Trustee effective December 31, 2026, and as of that date, all references to Ms. Fey as a current Independent Trustee will be removed from each SAI.
As of the Effective Date, the following supplements the similar table found in the “Information About Each Board Member’s Experience, Qualifications, Attributes or Skills” sub-section of the “MANAGEMENT OF THE FUND” section of the SAI for each of John Hancock CQS Asset Backed Securities Fund, John Hancock CQS Multi Asset Credit Fund, and Manulife Private Credit Plus Fund and the “THOSE RESPONSIBLE FOR MANAGEMENT” section of the SAI for John Hancock Marathon Asset-Based Lending Fund:
Name (Birth Year)	Current Position(s) with the Fund[1]	Principal Occupation(s) and Other Directorships During the Past 5 Years	Number of Funds in John Hancock Fund Complex Overseen by Trustee
Independent Trustees
Frances G. Rathke (1960)	Trustee (since 2026)	Director, Audit Committee Chair, Oatly Group AB (plant-based drink company) (since 2021); Director, Audit Committee Chair and Compensation Committee Member, Green Mountain Power Corporation (since 2016); Director, Flynn Center for Performing Arts (since 2016); Director and Audit Committee Chair, Planet Fitness (since 2016); Chief Financial Officer and Treasurer, Keurig Green Mountain, Inc. (2003–retired 2015). Trustee of various trusts within the John Hancock Fund Complex (since 2020).	176
1
Each Trustee holds office until his or her successor is elected and qualified, or until the Trustee’s death, retirement, resignation or removal.
Additionally, as of the Effective Date, the following amends and restates the “Non-Independent Trustees” table found in the “Information About Each Board Member’s Experience, Qualifications, Attributes or Skills” sub-section and replaces the similar biographical information in the “Principal Officers who are not Trustees” sub-section of the “MANAGEMENT OF THE FUND” section of the SAI for each of John Hancock CQS Asset Backed Securities Fund, John Hancock CQS Multi Asset Credit Fund, and Manulife Private Credit Plus Fund and the “THOSE RESPONSIBLE FOR MANAGEMENT” section of the SAI for John Hancock Marathon Asset-Based Lending Fund:
Manulife, Manulife Investments, Stylized M Design, and Manulife Investments & Stylized M Design are trademarks of The Manufacturers Life Insurance Company and John Hancock, and the Stylized John Hancock Design are trademarks of John Hancock Life Insurance Company (U.S.A.). Each are used by it and by its affiliates under license.

Name (Birth Year)	Current Position(s) with the Fund[1]	Principal Occupation(s) and Other Directorships During the Past 5 Years	Number of Funds in John Hancock Fund Complex Overseen by Trustee
Non-Independent Trustees
Kristie M. Feinberg[2] (1975)	Trustee (since 2026) and President (Chief Executive Officer and Principal Executive Officer) (since 2025)
President (Chief Executive Officer and Principal Executive Officer) of
various trusts within the John Hancock Fund Complex (since 2023, including prior positions); Head of Retail, Manulife Investment
Management (since 2025); Head of Wealth & Asset Management,
U.S. and Europe, for John Hancock and Manulife (2023–2025);
Director and Chairman, John Hancock Investment Management LLC
(since 2023); Director and Chairman, John Hancock Variable Trust
Advisers LLC (since 2023); Director and Chairman, John Hancock
Investment Management Distributors LLC (since 2023); CFO and
Global Head of Strategy, Manulife Investment Management
(2021–2023, including prior positions); CFO Americas & Global
Head of Treasury, Invesco, Ltd., Invesco US (2019–2020, including prior positions); Senior Vice President, Corporate Treasurer and
Business Controller, Oppenheimer Funds (2001–2019, including prior positions).
Trustee of various trusts within the John Hancock Fund Complex
(since 2025).
176
1
Each Trustee holds office until his or her successor is elected and qualified, or until the Trustee’s death, retirement, resignation or removal.
2
The Trustee is a Non-Independent Trustee due to current or former positions with the Advisor and certain of its affiliates.
Moreover, as of the Effective Date, the following supplements the biographical information found under the heading “Independent Trustees” in the “Additional Information about the Trustees” sub-section of the “MANAGEMENT OF THE FUND” section of the SAI for each of John Hancock CQS Asset Backed Securities Fund, John Hancock CQS Multi Asset Credit Fund, and Manulife Private Credit Plus Fund and the “THOSE RESPONSIBLE FOR MANAGEMENT” section of the SAI for John Hancock Marathon Asset-Based Lending Fund:
Frances G. Rathke –  Through her former positions in senior financial roles, including as the Chief Financial Officer of a large company, as a former Certified Public Accountant, and as a consultant on strategic and financial matters, Ms. Rathke has experience as a leader overseeing, conceiving, implementing, and analyzing strategic and financial growth plans, and financial statements. Ms. Rathke also has experience in the auditing of financial statements and related materials. In addition, she has experience as a director of various organizations, including a publicly traded company and a non-profit entity.
Finally, as of the Effective Date, the following amends and restates the biographical information found under the heading “Non-Independent Trustees” in the “Additional Information about the Trustees” sub-section of the “MANAGEMENT OF THE FUND” section of the SAI for each of John Hancock CQS Asset Backed Securities Fund, John Hancock CQS Multi Asset Credit Fund, and Manulife Private Credit Plus Fund and the “THOSE RESPONSIBLE FOR MANAGEMENT” section of the SAI for John Hancock Marathon Asset-Based Lending Fund:
Kristie M. Feinberg –  As President and CEO of John Hancock Investment Management and of various trusts within the John Hancock Fund Complex, and through prior leadership roles at Manulife Investment Management including Head of Wealth & Asset Management, U.S. and Europe and CFO and Global Head of Strategy, Ms. Feinberg brings deep expertise in financial services. Her strong background in finance, strategy, and leadership, along with a proven track record of expanding product offerings and distribution, enables her to provide strategic insight and management input to the Board.
You should read this supplement in conjunction with the SAI and retain it for your future reference.